Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 24, 2025, between Cadre Holdings, Inc., a Delaware corporation (the “Company”), and Brad Williams (the “Employee”).

W I T N E S S E T H :

WHEREAS, each of the Company and its subsidiaries, including Safariland, LLC, desires to continue to employ the Employee as the President of the Company and to be assured of his services on the terms and conditions hereinafter set forth;

WHEREAS, the Employee is willing to continue to be employed as the President of the Company on such terms and conditions; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Company’s Board of Directors (the “Board”) have each authorized and approved the execution and delivery of this Agreement by the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.	Employment and Term.

The Company hereby employs the Employee as the President of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. The term of this Agreement shall commence on January 24, 2025 (the “Commencement Date”), and shall terminate on the third anniversary of the Commencement Date (the “Term”), subject to earlier termination as provided herein.

2.	Duties; Work Site.

(a)  During the Term of this Agreement, the Employee shall serve as the President of the Company and shall perform all duties commensurate with his positions and as may be assigned to him by the Chief Executive Officer and Executive Chairman of the Board or his designee. The Employee shall devote his full business time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of his positions.

(b)  The Employee shall report to and shall communicate regularly with the Chief Executive Officer and Executive Chairman of the Board or his designee.

(c)  The Employee and the Company agree that the Employee’s duties will be discharged from the Company’s Jacksonville, Florida location. The Employee agrees to travel for business purposes in such amount as is necessary in order for the Employee to fully and competently perform his duties hereunder.

3.	Compensation, Bonus, Benefits, etc.

(a)  Salary. During the Term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, an annual salary at the rate of $625,000 (the “Base Compensation”). The Base Compensation shall be payable in accordance with the normal payroll practices of the Company.

(b)  Bonus. In addition to the Base Compensation described above, the Employee shall, in the sole and absolute discretion of the Board or the Compensation Committee of the Board, be entitled to an annual performance bonus of up to one hundred fifty percent (150%) of the Base Compensation which may be based upon a variety of factors, including qualitative and quantitative Company objectives, all as determined annually in the sole and absolute discretion of the Board or Compensation Committee of the Board. In addition, the Employee may be entitled to participate in such other bonus plans, during the Term of this Agreement, as the Board or the Compensation Committee of the Board may, in its sole and absolute discretion, determine. Any such bonus, as determined by the Board or the Compensation Committee of the Board, shall be payable to the Employee no later than 2½ months after the end of the fiscal year in question during the Term.

(c)  Stock Options; Restricted Stock. The Employee shall also be entitled to participate, at the sole and absolute discretion of the Compensation Committee of the Board, in the Company’s 2021 Stock Incentive Plan, or such other stock incentive plan as the Company may have in effect from time to time (the “Stock Incentive Plan”). Such participation and awards shall be based upon, among other things, the Employee’s performance and the Company’s performance, all as determined by the Compensation Committee of the Board, of up to one hundred fifty percent (150%) of the Base Compensation, which will be payable fifty percent (50%) in the form of stock options and fifty percent (50%) in the form of a restricted stock award. In addition, the Employee may be entitled, during the Term of this Agreement, to receive additional stock options and restricted stock awards at such prices and other terms, and/or to participate in such other bonus plans, whether during the term of this Agreement or upon termination pursuant to Section 7 hereof, as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(d)  Benefits. During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time. The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.

(e)  Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

(f)  Taxes. The Base Compensation and any other compensation paid to Employee, including, without limitation, any bonus, shall be subject to withholding for applicable taxes and other amounts.

4.	Representations of Employee.

The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which limit the ability of the Employee to perform his duties under this Agreement. The Employee further represents and warrants that he is not presently nor has he ever been the subject of or a party to any charge, complaint, government agency investigation or proceeding, disciplinary action, arbitration or litigation involving a claim of employment discrimination, retaliation or harassment, including sexual harassment.

5.             Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5.

(a)  Confidential Information.

(i)  The Employee acknowledges that as a result of his retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through the Employee.

(ii)  The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(iii)  Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as defined in section 1839 of title 18, United States Code) that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except as permitted by court order.

(iv)  Nothing in this Agreement or elsewhere shall prohibit Employee from: (a) contacting, filing a claim with, or cooperating in an investigation by the Equal Employment Opportunity Commission, Securities Exchange Commission, National Labor Relations Board, Department of Labor, Department of Justice, Occupational Safety and Health Administration or other federal, state or local agency; (b) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended)); (c) utilizing and disclosing information, including the Confidential Information, in connection with discharging Employee’s duties to the Company; (d) disclosing Confidential Information to the extent Employee (i) is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty or is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the New York Stock Exchange), provided that, where and to the extent legally permitted, Employee shall (A) give the Company reasonable advance notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperate with the Company in attempting to obtain such protective measures or (ii) discloses such information in connection with any litigation or arbitration between the Company and Employee; (e) disclosing documents and information in confidence to an attorney or other professional for the purposes of securing professional advice; or (f) disclosing Employee’s notice obligations, and post-employment restrictions, in confidence in connection with any potential new employment or business opportunity.

(b)  Return of Confidential Information. Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in his possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information.

(c)  Inventions, etc. During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by him alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Employee agrees that all copyrights created in conjunction with his service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Company any and all rights he now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in any and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, during the Term of this Agreement and for a period of two years after termination of this Agreement, as his agent coupled with an interest and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d)  Non-Competition. To the extent not prohibited by applicable law, the Employee agrees not to utilize his special knowledge of the Business and his relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Company in the Business during the Restricted Period. During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to engage or have an interest, anywhere in the world in which the Company conducts business or markets or sells its products, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to accept Competitive Business from, or solicit the Competitive Business of any Person who is a customer of the Business conducted by the Company, or, to the Employee’s knowledge, is a customer of the Business conducted by the Company at any time during the Restricted Period.

(e)  Non-Disparagement and Non-Interference. The Employee shall not, either directly or indirectly, (i) during the Restricted Period, make or cause to be made, any statements that are disparaging or derogatory concerning the Company or its business, reputation or prospects; (ii) during the Restricted Period, request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Company or do or say anything which could reasonably be expected to damage the business relationships of the Company; or (iii) at any time during or after the Restricted Period, use or purport to authorize any Person to use any Intellectual Property owned by the Company or exclusively licensed to the Company or to otherwise infringe on the intellectual property rights of the Company.

(f)  Non-Solicitation. During the Restricted Period, the Employee shall not recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Company, to terminate his or her employment or other relationship with the Company, or such successor, or hire any person who has left the employ of the Company during the preceding one year.

(g)  Certain Definitions. For purposes of this Agreement: (i) the term “Business” shall mean the business of (A) manufacturing and distributing safety equipment and other related products for the law enforcement, first responder, military and nuclear markets; and (B) any other business that the Company or its subsidiaries may be engaged in during the Term of this Agreement; (ii) the term “Competitive Business” shall mean any business competitive with the Business; and (iii) the term “Restricted Period” shall mean the Term of this Agreement and a period of two years after termination of this Agreement; provided, that, if Employee breaches the covenants set forth in this Section 5, the Restricted Period shall be extended for a period equal to the period that a court having jurisdiction has determined that such covenant has been breached. “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or other entity and a government or any department or agency thereof.

6.             Remedies. The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs. If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7.             Termination. This Agreement shall terminate at the end of the Term set forth in Section 1. In addition, this Agreement may be terminated prior to the end of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7. For purposes of this Section 7, the term “stock options” shall include the Stock Options and the term “restricted stock” shall include the Restricted Stock.

(a)  Death or Permanent Disability. If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective upon the Employee’s death or when his disability is deemed to have become permanent. If the Employee is unable to perform his normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, his disability shall be deemed to have become permanent. If this Agreement is terminated on account of the death or permanent disability of the Employee, then the Employee or his estate shall be entitled to receive accrued Base Compensation through the date of such termination, all granted but unvested stock options and unvested restricted stock (and only if the price target as set forth therein has been achieved, including the Restricted Stock awarded pursuant to Section  3(e) of Employee’s Employment Agreement with the Company dated as of July 9, 2021) held by the Employee shall immediately vest, and the Employee or the Employee’s estate, as applicable, shall have no further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination, except as provided in Section 3(b) of this Agreement; provided, however, that any bonus pursuant to Section 3(b) of this Agreement shall be paid only for the year in which such termination occurred pro rated for the portion of such year prior to such termination and shall be paid at such time as the Board determines the bonuses for all senior executive officers of the Company for such year, but no later than the date that is two weeks after the filing of the Company’s Form 10-K for the year in which it was earned.

(b)  Cause. This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, upon the occurrence of any of the following (“Cause”): (i) breach by the Employee of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Employee (which cure period shall not be applicable to clauses (ii) through (vii) of this Section 7(b)); (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement; (iii) Employee’s failure to perform any reasonable directive of the Board; (iv) fraud, criminal conduct, dishonesty or embezzlement by the Employee; (v) Employee’s violation of the Company’s Code of Business Conduct and Ethics and/or Code of Ethics for Senior Executive Officers and Senior Financial Officers (each as currently in effect and/or as amended from time to time); (vi) Employee’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment; (vii) Employee’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company; (viii) Employee’s violation of any contractual, statutory, or fiduciary duty owed by Employee to the Company or any of its affiliates; or (ix) Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its subsidiaries or affiliates, or their directors, officers or employees, if the Company has reasonably requested Employee’s cooperation. If this Agreement is terminated by the Company for Cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination, all stock options, whether vested or unvested, will be forfeited by the Employee and be null and void, all granted but unvested restricted stock shall be forfeited and be null and void, and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, or benefits from the Company following the effective date of such termination; provided, however, that in the event of a termination for Cause pursuant to Section 7(b)(iii) hereof, the Employee shall be entitled to retain any vested stock options, but subject to the terms and conditions thereof.

(c)  Without Cause. This Agreement may be terminated, at any time by the Company without Cause immediately upon giving written notice to the Employee of such termination. Upon the termination of this Agreement by the Company without Cause, the Employee shall be entitled to receive one year of Base Compensation and reimbursement of any COBRA premium payments made by the Employee during such one-year period provided the Employee executes a Separation Agreement and General Release Agreement that is satisfactory to the Company and upon receipt of a COBRA billing statement, in each case payable in accordance with the Company’s normal payroll practices, subject to withholding for applicable taxes and other amounts. All granted but unvested stock options and all unvested restricted stock (but not including the Restricted Stock awarded pursuant to Section 3(e) of Employee’s Employment Agreement with the Company dated as of July 9, 2021) held by the Employee shall immediately vest, and the Employee shall have no further entitlement to Base Compensation, bonus, stock options or benefits from the Company following the effective date of such termination. This Section 7(c) shall not apply if the Employee is terminated by the Company and Section 7(e) applies.

(d)  By Employee. The Employee may terminate this Agreement at any time upon providing the Company with 90 days’ prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(d), then the Employee shall be entitled to receive his accrued Base Compensation and benefits through the effective date of such termination, all granted but unvested stock options and all unvested restricted stock shall be forfeited and be null and void, and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, or benefits from the Company following the effective date of such termination.

(e)  Change in Control. Upon the occurrence of a Change in Control (as hereinafter defined), the Employee shall have the right to terminate this Agreement within 30 days following the occurrence of such Change in Control; provided, however, that if requested to do so by the Company or the acquiror of the business of the Company in such Change of Control, the Employee shall provide consulting services to the Company or such acquiror, as applicable, for transition purposes for a period of up to six months following the effective date of such Change in Control and his termination of this Agreement, and the Company or such acquiror shall pay consulting fees to the Employee for such six month period in an amount equal to the compensation he would have otherwise received under this Agreement had it been in effect for such six month period. Upon the termination of this Agreement by either party within 30 days following the occurrence of a Change in Control (other than a termination by the Company for Cause during such period, in which event the provisions of Section 7(b) shall apply), the Employee shall be entitled to receive one year of Base Compensation in one lump sum within five business days after the effective date of such termination and reimbursement of any COBRA premium payments made by the Employee during such one-year period provided the Employee executes a Separation Agreement and General Release Agreement that is satisfactory to the Company and upon receipt of a COBRA billing statement, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options and all unvested restricted stock (and only if the price target as set forth therein has been achieved, including the Restricted Stock awarded pursuant to Section 3(e) of Employee’s Employment Agreement with the Company dated as of July 9, 2021) held by the Employee shall immediately vest; provided, however, that if the Company or the acquiror described above requests Employee to provide the consulting services described above, then the one year of Base Compensation that is payable in one lump sum shall become due and payable in one lump sum upon the expiration of such consulting period, and shall not be payable if the Employee does not render such consulting services. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 40% or more of the total voting power of all the then-outstanding voting securities of the Company; provided, that no event shall constitute a Change in Control unless such event is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, pursuant to Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f)  Return of Payments and Cancellation of Benefits. In the event that the Employee fails to comply with any of his obligations under this Agreement, including, without limitation, the covenants contained in Section 5 hereof, or it is determined that the Employee engaged in conduct which would constitute cause for termination as set forth in 7(b) of this Agreement, the Employee shall repay to the Company any payments received by the Employee in respect of the one year Base Compensation required to be paid pursuant to Section 7(c) or Section 7(e) hereof as of the date of such failure to comply, the Company’s obligation to provide the remainder, if any, of such one year Base Compensation shall terminate and be null and void as of such date, and the Employee will have no further rights in or to such amounts and benefits.

(g)  Cooperation.  Following the expiration and/or termination of this Agreement for any reason, Employee shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder; provided the Company shall reimburse Employee for Employee’s reasonable costs and expenses incurred in connection therewith and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake.

8.             Parachute Payments.

(a)  Notwithstanding any other provisions of this Agreement or any other Company plan, arrangement or agreement (“Company Arrangement”), in the event that any payment or benefit by the Company or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 7 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code (“Section 409A”).

(b)  Any determination required under this Section 8, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 8. The Company’s determinations shall be final and binding on the Company and the Employee.

(c)  In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Employee to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Employee, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.	Miscellaneous.

(a)  Survival. The provisions of Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

(b)  Entire Agreement. This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c)  Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)  Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)  Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f)  Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered, sent by electronic mail or facsimile transmission provided the receiving party has a compatible device or confirms receipt thereof (which forms of notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company:

Cadre Holdings, Inc.

13386 International Pkwy

Jacksonville, FL 32218

Facsimile:

Email: blaine.browers@safariland.com

Attention: Blaine Browers

With a copy to:

Kane Kessler, P.C.

600 Third Avenue, 35th Floor

New York, New York 10016

Facsimile: (212) 245-3009

Email: rlawrence@kanekessler.com

Attention: Robert L. Lawrence, Esq.

If to the Employee: Brad Williams 12831 River Story Way Jacksonville, FL 32223 Email: williams.brade@gmail.com

(g)  Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)  Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be subject to the non-exclusive jurisdiction of the federal courts or state courts of the State of Delaware, County of New Castle, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question. The prevailing party in any proceeding instituted in connection with this Agreement shall be entitled to an award of its/his reasonable attorneys’ fees and costs. The parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Employee.

(i)  Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(j)  Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

(k)  Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and, except as provided herein, shall not be deemed for the benefit of any other person or entity.

(l)  Headings and References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any section refer to such section of this Agreement unless the context otherwise requires.

(m)   Section 409A.

(i)            General. The parties to this Agreement intend that the Agreement complies with Section 409A, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(ii)           Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Employee’s termination of employment, the termination of this Agreement or the termination of Employee’s consulting services shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)          Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(iv)          Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31st of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)           Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(vi)          Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Employee’s Separation from Service are subject to Employee’s execution and delivery of a Separation Agreement and General Release Agreement (“Release”), in any case where Employee’s date of Separation from Service and Release Expiration Date (as defined below) fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Employee’s Separation from Service are delayed pursuant to this Section 9(m)(vi), such amounts shall be paid in a lump sum on the first payroll period to occur in the subsequent taxable year.

(n)  Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to the Company’s compensation recovery policy (the “Compensation Recovery Policy”) and/or as required under applicable law, rule or regulation. The Employee acknowledges and agrees that the Company has provided the Employee with a copy of the Compensation Recovery Policy, which outlines circumstances under which compensation may be subject to recovery by the Company. The Employee further acknowledges that he has read, understand, and agree to comply with the terms of the Compensation Recovery Policy. The Employee agrees that the Compensation Recovery Policy may be amended from time to time by the Company, and any such amendments will apply to the Employee, provided that the Employee is notified of such amendments.

(o)  Participation of the Parties. The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

CADRE HOLDINGS, INC.

By:	Warren B. Kanders
Name: Warren B. Kanders
Title: Chief Executive Officer

/s/ Brad Williams
Brad Williams

(Signature Page to Employment Agreement of Brad Williams)